Exhibit 99.1

Schnitzer Reports Second Quarter 2017 Financial Results

Significantly Increased Earnings Per Share

Auto and Metals Recycling Division Reports Strongest Second Quarter Performance Since Fiscal 2012

PORTLAND, Ore.--(BUSINESS WIRE)--April 6, 2017--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported results for its second quarter ended February 28, 2017. The Company reported earnings per share from continuing operations of $0.40 and adjusted earnings per share of $0.37. These results are significantly improved from prior year second quarter results of a loss per share from continuing operations of $1.48 and an adjusted loss per share of $0.25, as well as first quarter of fiscal 2017 results of a loss per share from continuing operations of $0.05 and an adjusted loss per share of $0.03. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling (AMR) delivered its best second quarter and first half fiscal year performance in five years. AMR's operating income of $26 million for the second quarter, or operating income per ferrous ton of $31, was more than double compared to the first quarter and substantially higher than the prior year quarter, driven by a combination of higher selling prices, metal spread expansion, and sustained benefits from our cost savings and productivity initiatives. Stronger demand for recycled ferrous metals in both the export and domestic markets in the second quarter resulted in a sequential 27% increase in average ferrous net selling prices and 2% increase in sales volumes. For the first half of fiscal 2017 compared to the prior year first half, ferrous sales volumes increased 9% and nonferrous volumes increased 10%, reflecting improved global demand for recycled metals and supply conditions and our focus on growth.

In the Steel Manufacturing Business (SMB), operating performance for the second quarter was impacted by higher beginning inventory costs following the major equipment upgrade in the first quarter, increased raw material costs which rose faster than selling prices, and continued high levels of imports. These factors contributed to an operating loss of $2 million for the second quarter, an improvement of $1 million sequentially. Finished steel average selling prices increased 5% sequentially and 3% from the prior year quarter. Sales volumes were 5% higher sequentially and 4% lower from the prior year quarter.

"Our second quarter results benefited from improved export and domestic markets and from the operating leverage created within AMR as a result of our productivity initiatives, cost reductions, and internally generated operating synergies. These factors contributed to AMR’s strongest second quarter and half-year results in the last five years," commented Tamara Lundgren, President and Chief Executive Officer. "While SMB continued to face challenging market conditions due to a combination of pressure from lower priced imports and seasonally slower demand, we expect SMB to see benefits from recent productivity initiatives and the onset of seasonally stronger construction activity."

Summary Results
($ in millions, except per share amounts)
	Quarter
	2Q17	2Q16	Change	1Q17	Change
Revenues	$382	$289	32%	$334	14%

Operating income (loss)	$14	$(37)	NM	$1	NM
Goodwill impairment charge	—	9	NM	—	NM
Other asset impairment charges	—	18	NM	—	NM
Restructuring charges and other exit-related activities	—	5	NM	—	NM
Recoveries related to the resale or modification of previously contracted shipments	—	—	NM	—	NM
Adjusted operating income (loss)(1)(2)	$13	$(4)	NM	$1	NM

Net income (loss) attributable to SSI	$11	$(41)	NM	$(1)	NM

Income (loss) from continuing operations attributable to SSI	$11	$(40)	NM	$(1)	NM

Adjusted income (loss) from continuing operations attributable to SSI(1)	$10	$(7)	NM	$(1)	NM

Net income (loss) per share attributable to SSI	$0.40	$(1.52)	NM	$(0.05)	NM

Income (loss) per share from continuing operations attributable to SSI	$0.40	$(1.48)	NM	$(0.05)	NM

Adjusted diluted earnings (loss) per share from continuing operations attributable to SSI(1)	$0.37	$(0.25)	NM	$(0.03)	NM

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) May not foot due to rounding.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	2Q17	2Q16	Change	1Q17	Change
Total revenues	$349	$250	40%	$305	15%

Ferrous revenues	$230	$140	64%	$184	25%
Ferrous volumes	852	737	16%	834	2%
Avg. net ferrous sales prices ($/LT)(1)	$248	$169	47%	$196	27%

Nonferrous revenues(2)	$92	$80	14%	$91	1%
Nonferrous volumes(3)	123	124	(1)%	136	(10)%
Avg. net nonferrous sales prices ($/lb)(1)(3)	$0.65	$0.59	10%	$0.58	12%

Cars purchased for retail (000s)	96	70	37%	94	2%

Operating income (loss)(4)	$26	$(26)	NM	$12	112%
Operating income (loss) per Fe ton	$31	$(36)	NM	$15	108%

Adjusted operating income(4)(5)	$26	$1	2,868%	$12	111%
Adjusted operating income per Fe ton	$30	$1	2,468%	$15	107%

(1)	Sales prices are shown net of freight.
(2)	An adjustment of certain intrasegment items was made between nonferrous revenues and retail and other revenues for the quarter ended February 29, 2016 to conform to the presentation for the quarter ended February 28, 2017 and November 30, 2016. The adjustment had no impact on previously reported total revenues or earnings.
(3)	Average sales price and volume information excludes platinum group metals (“PGMs”) in catalytic converters.
(4)	Segment operating income (loss) does not include the impact of restructuring charges and other exit-related activities.
(5)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM	= Not Meaningful

Volumes: Ferrous sales volumes in the second quarter were 16% higher versus the prior year quarter, primarily due to stronger export and domestic demand, improved supply conditions and increased selling activity. Compared to the first quarter, volumes were 2% higher. Nonferrous sales volumes decreased 1% versus the prior year second quarter and 10% sequentially primarily due to the timing of shipments. Export customers accounted for 64% of total ferrous sales volumes. Ferrous and nonferrous products were exported to 16 countries with Turkey, South Korea and Bangladesh the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices increased 47% compared to the prior year second quarter and 27% sequentially reflecting improved global demand for recycled metals. Nonferrous prices increased 10% from the prior year quarter and 12% sequentially reflecting higher commodity prices globally.

Margins: Operating income of $26 million and $39 million represents the best second quarter and half-year performance, respectively, since fiscal 2012. Operating income per ferrous ton of $31 for the second quarter more than doubled compared to the first quarter due to a combination of strengthening market conditions in both the export and domestic markets, which resulted in higher selling prices and metal spread expansion, and sustained benefits from our cost savings and productivity initiatives. Compared to the prior year second quarter, substantially improved operating results reflected a combination of stronger market conditions, improved supply flows and the benefits of our cost savings and productivity initiatives which contributed $4 million, or $5 per ton, of the improvement. Second quarter operating results included an estimated favorable impact of $4 million, or $5 per ton, from average inventory accounting, which compares to an adverse impact of $2 million, or $2 per ton, in the first quarter and an adverse impact of $1 million, or $2 per ton, in the prior year second quarter. Prior year second quarter results were also adversely impacted by $27 million in non-cash goodwill and other asset impairment charges.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)

	Quarter
	2Q17	2Q16	Change	1Q17	Change
Revenues	$58	$58	—%	$53	11%

Operating loss(2)	$(2)	$(1)	(45)%	$(3)	43%
Adjusted operating loss(1)(2)	$(2)	$(1)	(45)%	$(3)	35%

Avg. net sales prices ($/ST)	$517	$504	3%	$492	5%
Finished steel sales volumes	106	110	(4)%	101	5%

Rolling mill utilization(3)	89%	61%		65%

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Segment operating loss does not include the impact of restructuring charges and other exit-related activities.
(3)	Rolling mill utilization for fiscal 2017 is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products, reflecting a decrease in the effective finished steel production capacity resulting from the decommissioning of the older rolling mill during the first quarter of fiscal 2017.

Sales Volumes: Finished steel sales volumes in the second quarter decreased 4% from the prior year quarter, primarily reflecting continued competition from low-priced imports. Sequentially, volumes increased 5% primarily due to customer re-stocking and a rising price environment.

Pricing: Average net sales prices for finished steel products increased 3% from the prior year quarter and 5% sequentially, primarily reflecting the impact of higher raw material prices.

Margins: Operating performance for the second quarter was a loss of $2 million, an improvement of $1 million sequentially. Benefits from sequentially higher sales volumes and selling prices were partially offset by higher beginning inventory costs following the equipment upgrade in the first quarter, higher raw material costs which increased more rapidly than average selling prices and the continued impact from a high level of imports. Compared to the prior year second quarter, the decrease in operating results was primarily due to the combination of lower sales volumes and raw material costs rising faster than finished steel selling prices.

Corporate Items

Corporate selling, general and administrative expense in the second quarter of $10 million was higher compared to the prior year second quarter and sequentially, primarily due to increased incentive compensation accruals resulting from improved financial performance and, to a lesser extent, increased professional services expense.

The Company continues to deliver on its targeted $30 million of annual cost savings and productivity measures announced in the second quarter of fiscal 2016. In the second quarter of fiscal 2017, the Company achieved approximately $6 million in consolidated incremental benefits compared to the prior year quarter, primarily in AMR with the balance in SMB and reduced corporate shared services costs. In total, the Company has delivered $27 million in program benefits and expects to deliver the remaining $3 million of annual benefits by the end of fiscal 2017.

In the second quarter, the rising price environment led to higher working capital which offset the benefits to cash flow of improved profitability, resulting in positive operating cash flow of under $1 million. Total debt at the end of the second quarter was $209 million and debt, net of cash was $200 million (see Non-GAAP Financial Measures for reconciliation to U.S. GAAP). The Company returned capital to shareholders through its 92nd consecutive quarterly dividend.

The Company's effective tax rate was an expense of 5% in the second quarter which was lower than the federal statutory rate primarily due to the Company’s full valuation allowance positions partially offset by increases in deferred tax liabilities.

Analysts' Conference Call: Second Quarter of Fiscal 2017

A conference call and slide presentation to discuss results will be held today, April 6, 2017, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer, and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2017	November 30, 2016	February 29, 2016	February 28, 2017	February 29, 2016

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$230,177	$183,754	$140,126	$413,931	$303,539
Nonferrous revenues(2)	91,512	90,936	80,068	182,448	157,658
Retail and other revenues(2)	27,680	30,248	29,618	57,928	61,580
Total Auto and Metals Recycling revenues	349,369	304,938	249,812	654,307	522,777

Steel Manufacturing Business	58,291	52,596	58,391	110,887	130,292
Intercompany sales eliminations	(25,576)	(23,373)	(19,126)	(48,949)	(42,794)
Total revenues	$382,084	$334,161	$289,077	$716,245	$610,275

OPERATING INCOME (LOSS):

AMR operating income (loss)(3)	$26,359	$12,419	$(26,350)	$38,778	$(24,314)
SMB operating income (loss)(3)	$(1,746)	$(3,081)	$(1,202)	$(4,827)	$1,552
Consolidated operating income (loss)	$14,171	$587	$(37,076)	$14,758	$(41,104)

Adjusted AMR operating income(1)(3)	$25,942	$12,280	$874	$38,222	$2,910
Adjusted SMB operating income (loss)(1)(3)	(1,746)	(2,680)	(1,202)	(4,426)	1,552
Adjusted segment operating income (loss)(1)(3)	24,196	9,600	(328)	33,796	4,462
Corporate expense(4)	(10,430)	(8,982)	(6,315)	(19,412)	(14,616)
Intercompany eliminations	(506)	432	2,161	(74)	3,569
Adjusted operating income (loss)(1)	13,260	1,050	(4,482)	14,310	(6,585)
Goodwill impairment charge	—	—	(8,845)	—	(8,845)
Other asset impairment charges	—	(401)	(18,458)	(401)	(18,458)
Restructuring charges and other exit-related activities	494	(201)	(5,291)	293	(7,216)
Recoveries related to the resale or modification of previously contracted shipments	417	139	—	556	—
Total operating income (loss)	$14,171	$587	$(37,076)	$14,758	$(41,104)

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	An adjustment of certain intrasegment items was made between nonferrous revenues and retail and other revenues for the three and six months ended February 29, 2016 to conform to the presentation for the periods in fiscal 2017. The adjustment had no impact on previously reported total revenues or earnings.
(3)	Segment operating income (loss) does not include the impact of restructuring charges and other exit-related activities.
(4)	Excludes a $79 thousand impairment charge related to Corporate for the three and six months ended February 29, 2016, which is also excluded from adjusted operating income (loss) for those periods.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Six Months Ended
	February 28, 2017	November 30, 2016	February 29, 2016	February 28, 2017	February 29, 2016
Revenues	$382,084	$334,161	$289,077	$716,245	$610,275
Cost of goods sold	326,804	295,892	259,670	622,696	544,524
Selling, general and administrative	43,823	37,492	33,599	81,315	72,017
(Income) loss from joint ventures	(2,220)	(412)	290	(2,632)	319
Goodwill impairment charge	—	—	8,845	—	8,845
Other asset impairment charges	—	401	18,458	401	18,458
Restructuring charges and other exit-related activities	(494)	201	5,291	(293)	7,216
Operating income (loss)	14,171	587	(37,076)	14,758	(41,104)
Interest expense	(2,097)	(1,741)	(2,015)	(3,838)	(3,874)
Other income, net	357	437	438	794	845
Income (loss) from continuing operations before income taxes	12,431	(717)	(38,653)	11,714	(44,133)
Income tax (expense) benefit	(637)	62	(1,293)	(575)	(715)
Income (loss) from continuing operations	11,794	(655)	(39,946)	11,139	(44,848)
Loss from discontinued operations, net of tax	(95)	(53)	(1,024)	(148)	(1,089)
Net income (loss)	11,699	(708)	(40,970)	10,991	(45,937)
Net income attributable to noncontrolling interests	(662)	(618)	(275)	(1,280)	(604)
Net income (loss) attributable to SSI	$11,037	$(1,326)	$(41,245)	$9,711	$(46,541)

Net income (loss) per share attributable to SSI:
Basic:
Income (loss) per share from continuing operations attributable to SSI	$0.40	$(0.05)	$(1.48)	$0.36	$(1.67)
Loss per share from discontinued operations attributable to SSI	—	—	(0.04)	(0.01)	(0.04)
Net income (loss) per share attributable to SSI	$0.40	$(0.05)	$(1.52)	$0.35	$(1.71)
Diluted:
Income (loss) per share from continuing operations attributable to SSI	$0.40	$(0.05)	$(1.48)	$0.35	$(1.67)
Loss per share from discontinued operations attributable to SSI	—	—	(0.04)	(0.01)	(0.04)
Net income (loss) per share attributable to SSI(1)	$0.40	$(0.05)	$(1.52)	$0.35	$(1.71)

Weighted average number of common shares:
Basic	27,524	27,372	27,201	27,447	27,178
Diluted	27,864	27,372	27,201	27,814	27,178
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	$0.3750
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

			YTD					Fiscal
	1Q17	2Q17	2017	1Q16	2Q16	3Q16	4Q16	2016
Auto and Metals Recycling
Ferrous selling prices ($/LT)(1)
Domestic	$184	$241	$213	$180	$161	$210	$216	$193
Export	$202	$252	$227	$179	$174	$218	$205	$195
Average	$196	$248	$222	$179	$169	$215	$209	$194

Ferrous sales volume (LT)
Domestic	287,942	310,320	598,262	290,170	282,200	322,315	329,911	1,224,596
Export	545,947	541,716	1,087,663	515,109	454,924	509,686	584,373	2,064,092
Total	833,889	852,036	1,685,925	805,279	737,124	832,001	914,284	3,288,688

Nonferrous average price ($/LB)(1)(2)	$0.58	$0.65	$0.61	$0.63	$0.59	$0.59	$0.59	$0.59

Nonferrous sales volume (000s LB)(2)	136,057	122,554	258,611	111,077	123,675	122,244	153,287	510,283

Car purchase volume (000s)(4)	94	96	190	77	70	79	92	319
Auto stores at end of quarter	52	52	52	55	55	53	52	52

Steel Manufacturing Business
Average sales prices ($/ST)(1)(3)	$492	$517	$505	$554	$504	$501	$528	$522

Sales volume (ST)(3)
Rebar	73,903	69,136	143,039	85,899	71,935	84,193	88,591	330,618
Coiled products	23,934	34,371	58,305	32,482	33,742	42,168	29,891	138,283
Merchant bar and other	3,038	2,482	5,520	4,757	3,974	6,490	4,080	19,301
Total	100,875	105,989	206,864	123,138	109,651	132,851	122,562	488,202

Rolling mill utilization(5)	65%	89%	77%	68%	61%	53%	71%	63%

(1)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(2)	Excludes PGM metals in catalytic converters.
(3)	Excludes billet sales.
(4)	Cars purchased by auto stores only.
(5)	Rolling mill utilization for fiscal 2017 is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products, reflecting a decrease in the effective finished steel production capacity resulting from the decommissioning of the older rolling mill during the first quarter of fiscal 2017.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	February 28, 2017	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$9,830	$26,819
Accounts receivable, net	132,790	113,952
Inventories	168,889	132,972
Other current assets	19,989	26,063
Total current assets	331,498	299,806

Property, plant and equipment, net	384,883	392,820

Goodwill and other assets	204,069	198,803

Total assets	$920,450	$891,429

Liabilities and Equity
Current liabilities:
Short-term borrowings	$676	$8,374
Other current liabilities	134,347	125,280
Total current liabilities	135,023	133,654

Long-term debt	208,801	184,144

Other long-term liabilities	73,942	72,199

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	498,545	497,721
Noncontrolling interests	4,139	3,711
Total equity	502,684	501,432
Total liabilities and equity	$920,450	$891,429

Non-GAAP Financial Measures

This press release contains performance based on adjusted income (loss) and adjusted diluted earnings (loss) per share from continuing operations attributable to SSI and adjusted consolidated, AMR and SMB operating income (loss), which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting adjusted non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for a goodwill impairment charge, other asset impairment charges, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and income tax expense (benefits) associated with these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously-contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016, are reported within SG&A expense in the quarterly statements of operations and are also excluded, with associated income tax expense (benefits), from the non-GAAP financial measures. Further, management believes that debt, net of cash, is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			YTD
	2Q17	2Q16	1Q17	2Q17	2Q16
Consolidated operating income (loss):
Operating income (loss)	$14	$(37)	$1	$15	$(41)
Goodwill impairment charge	—	9	—	—	9
Other asset impairment charges	—	18	—	—	18
Restructuring charges and other exit-related activities	—	5	—	—	7
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	(1)	—
Adjusted consolidated operating income (loss)(1)	$13	$(4)	$1	$14	$(7)

AMR operating income (loss):
Operating income (loss)	$26	$(26)	$12	$39	$(24)
Goodwill impairment charge	—	9	—	—	9
Other asset impairment charges	—	18	—	—	18
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	(1)	—
Adjusted AMR operating income	$26	$1	$12	$38	$3

SMB operating income (loss):
Operating income (loss)	$(2)	$(1)	$(3)	$(5)	$2
Other asset impairment charges	—	—	—	—	—
Adjusted SMB operating income (loss)	$(2)	$(1)	$(3)	$(4)	$2

(1) May not foot due to rounding.

Income (loss) from continuing operations attributable to SSI

($ in millions)	Quarter			YTD
	2Q17	2Q16	1Q17	2Q17	2Q16
Income (loss) from continuing operations attributable to SSI	$11	$(40)	$(1)	10	(45)
Goodwill impairment charge	—	9	—		9
Other asset impairment charges	—	18	—	—	18
Restructuring charges and other exit-related activities	—	5	—	—	7
Recoveries related to the resale or modification of certain previously contracted shipments	—	—	—	(1)	—
Income tax expense (benefit) allocated to adjustments(2)	—	1	—	—	1
Adjusted income (loss) from continuing operations attributable to SSI(1)	$10	$(7)	$(1)	$9	$(10)

(1)	May not foot due to rounding.
(2)	Income tax allocated to the aggregate adjustments reconciling Reported and Adjusted income (loss) from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Diluted earnings (loss) per share from continuing operations attributable to SSI
($ per share)	Quarter			YTD
	2Q17	2Q16	1Q17	2Q17	2Q16
Net income (loss) per share attributable to SSI	$0.40	$(1.52)	$(0.05)	$0.35	$(1.71)
Less: Loss per share from discontinued operations attributable to SSI	—	(0.04)	—	(0.01)	(0.04)
Income (loss) per share from continuing operations attributable to SSI(1)	0.40	(1.48)	(0.05)	0.35	(1.67)
Goodwill impairment charge, per share	—	0.33	—	—	0.33
Other asset impairment charges, per share	—	0.68	0.01	0.01	0.68
Restructuring charges and other exit-related activities, per share	(0.02)	0.19	0.01	(0.01)	0.27
Recoveries related to the resale or modification of previously contracted shipments, per share	(0.01)	—	(0.01)	(0.02)	—
Income tax expense (benefit) allocated to adjustments, per share(2)	—	0.03	—	—	0.02
Adjusted diluted EPS from continuing operations attributable to SSI(1)	$0.37	$(0.25)	$(0.03)	$0.34	$(0.38)

(1)	May not foot due to rounding.
(2)	Income tax allocated to the aggregate adjustments reconciling Reported and Adjusted diluted earnings (loss) per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

Debt, net of cash
($ in thousands)
	February 28, 2017	August 31, 2016
Short-term borrowings	$676	$8,374
Long-term debt, net of current maturities	208,801	184,144
Total debt	209,477	192,518
Less: cash and cash equivalents	9,830	26,819
Total debt, net of cash	$199,647	$165,699

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores and with approximately 5 million annual retail visits. The Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release by Schnitzer Steel Industries, Inc. (the "Company") that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us,” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company's outlook or expected results, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K and in Part II of our Quarterly Report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the cyclicality and impact of general economic conditions; instability in international markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and joint venture investment impairment charges; the realization of expected benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; changes in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com